EXHIBIT 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact: Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Soars to Record Revenues and Profits

Company Increases Regular Quarterly Dividend

April 25, 2006, Bellevue, Washington – “PACCAR achieved record revenues and net income for the first quarter of 2006,” said Mark C. Pigott, chairman and chief executive officer. “PACCAR’s diversified businesses worldwide contributed to the stellar results this quarter. PACCAR Parts, PACCAR Financial Services, Information Technology and Truck Manufacturing made strong contributions to the record net income. PACCAR’s sales in North America, Europe and export markets are performing well due to the company’s industry-leading quality products and services. PACCAR’s focus on designing innovative products, utilizing advanced technology and delivering superior customer support has defined the company for over 100 years.”

PACCAR earned $342.0 million ($2.02 per diluted share) for the first quarter 2006, an increase of 25 percent compared to the $274.0 million ($1.56 per diluted share) earned in the first quarter of 2005. First quarter net sales and financial services revenues were $3.85 billion versus $3.33 billion for the first quarter of last year. The company’s after-tax return on consolidated revenues (ROR) was a record 8.9 percent in the first quarter of 2006 compared to 8.2 percent in the first quarter of 2005. “The outstanding return on revenues continues to demonstrate that PACCAR is one of the leading industrial and financial services companies worldwide,” said Mike Tembreull, vice chairman.

Quarterly Dividend Increased 20 Percent

The PACCAR Board of Directors approved an increase to the regular quarterly dividend from $.25 (twenty-five cents) per share to $.30 (thirty cents) per share, effective with the dividend payment of June 5, 2006, for shareholders of record May 18, 2006. PACCAR has raised its regular quarterly dividend nine times in the last ten years, an increase of 435 percent over the decade. PACCAR has paid a quarterly dividend every year since 1941.

Global Technology Leader

In a White House ceremony on February 13, 2006 President George W. Bush presented PACCAR with the National Medal of Technology, the nation’s highest award for innovation. PACCAR earned the award for its decades of industry leadership in developing aerodynamic, lightweight commercial vehicles which have dramatically reduced fuel consumption, increased the productivity of freight transportation and contributed to the strength of the nation’s economy.

“PACCAR’s technology leadership is a result of the innovation and creativity of our 22,000 employees,” said Pigott. “Innovation is one of the company’s defining characteristics and enables PACCAR to be a leader in every field in which it competes.”  PACCAR recently announced a number of exciting new initiatives which will continue to enhance the exceptional value delivered to its customers:

•                                PACCAR Hybrid Power will be installed in selected vehicles by 2008 and the company has established a goal of 30 percent fuel efficiency improvement for specific customer applications over the next seven years.

•                                PACCAR’s industry leading GPS Navigation system was introduced as standard on most models and will include touch screen menu control and programmable MP-3 capability.

•                                DAF Trucks in Europe began production of its new XF105 flagship model powered by the new, fuel-efficient PACCAR MX 12.9-liter engine.

•                                An electronic sales and finance office was added to PACCAR’s Electronic Dealerships, where the company showcases advanced technology to support its 1,800 independent dealer locations. Over 11,000 dealers, customers, suppliers and employees have toured the Technology Centers.

•                                Kenworth Truck Company unveiled its new model T660 with enhanced aerodynamics, superior forward lighting and increased driver comfort.

Financial Highlights – First Quarter 2006

PACCAR reported these key financial highlights for the first quarter of 2006:

•                                Record quarterly revenues of $3.85 billion.

•                                Record quarterly net income of $342.0 million.

•                                Excellent financial services pretax profits of $54.8 million.

•                                An annualized return on beginning equity (ROE) of 35.1 percent.

•                                Manufacturing SG&A expense to sales reached a record low 3.0 percent.

•                                Shareholder’s equity increased to over $4 billion.

PACCAR’s global operating divisions sell into 100 countries and the company’s products have earned a reputation for durability and excellent life-cycle costs. PACCAR’s revenues from outside the United States during the first quarter were 49 percent of total revenues.

Revenues at PACCAR Parts, the company’s aftermarket parts division, continued to increase in the first quarter as more dealers and customers use the company’s proprietary inventory management software systems. PACCAR’s aftermarket parts revenues were $1.7 billion in 2005 and the compound annual growth rate (CAGR) in parts sales has been nearly 14 percent over the past decade.

Share Repurchase

During the first quarter of 2006, PACCAR repurchased 2.5 million of its common shares ($175 million invested) under a five million share program announced on October 25, 2005. “The share repurchase programs reinforce the fact that PACCAR is an excellent long-term investment. The company’s goal is that its market valuation ratios be equal to other premier global industrial companies,” noted Tembreull. PACCAR has returned over $1.4 billion to shareholders through dividends and share repurchases during the past 15 months.

Industrial Ranking Increases Significantly

In its April 17, 2006 edition, Fortune magazine ranked PACCAR as the 157th largest company in the Fortune 500 based on revenue during 2005, up from 188th place in 2004. PACCAR was one of the leading companies for return on revenue of the 28 OEM companies included in the motor vehicle and parts sector. Over the last ten years, PACCAR has ranked in the top 20 percent for average annual EPS growth and the top 5 percent in total return to investors for all companies in the Fortune 500.

Capital Investment Increases Companywide

“PACCAR is earning record income due to the benefits of ongoing capital investments throughout the company,” said Tom Plimpton, president. “In order to further enhance its industry leadership, PACCAR will increase capital and expense investment by constructing new facilities, accelerating product development, and growing financial services and technology platforms. Examples of these investments are a new engine test center in Europe, 20 percent increase in Kenworth manufacturing capacity, new parts distribution centers, new aerodynamic and hybrid vehicles, PACCAR Leasing expansion, and new finance and manufacturing information systems. The cost of these exciting projects will increase research and development expenses, but will position the company for even stronger growth in the future.”

Strong Growth of Global Commercial Vehicle Markets

“The global commercial vehicle industry is a growth business which continues to benefit from strong demand,” stated Jim Cardillo, senior vice president. “Freight activity is robust and trucking company profits are at record levels,” added Cardillo. “U.S. and Canadian Class 8 industry truck retail sales are projected to be 290,000-310,000 units during 2006, an increase of approximately 5 percent over 2005 levels. The Class 6-7 industry truck market in the U.S. and Canada for 2006 is expected to increase slightly to 100,000-110,000 units.”

“Over the last several years, the Western European truck market has increased faster than Euro-zone GDP due to a growing transport sector and an expanding European economic trading block,” commented Aad Goudriaan, DAF Trucks president. “For 2006, Western European industry truck deliveries above 15 tonnes are forecast to be 245,000-265,000 vehicles, approximately equal to last year. DAF Trucks has increased its market share in each of the past six years, with an above 15 tonne market share at a record 13.7 percent in 2005. The industry 6-15 tonne truck market in 2006 should be approximately 75,000-80,000 units.”

Financial Services Achieves Excellent Quarterly Earnings

PACCAR’s financial services segment is comprised of a portfolio of over 145,000 trucks and trailers, with total assets in excess of $8.6 billion. Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a portfolio of more than 23,000 vehicles.

Quarterly pretax income of $54.8 million increased 16 percent versus $47.3 million earned in the first quarter of 2005 due to higher asset levels and margins and continued low credit losses. First quarter revenues of $212.5 million increased 24 percent compared to $171.4 million in the same quarter of 2005.

“PACCAR Financial Services (PFS) companies offer an extensive product line-up including finance, lease and insurance products in 15 countries located on three continents,” noted Ken Gangl, senior vice president. “PACCAR delivers superior customer service by focusing on transportation finance, leasing and insurance packages for buyers of premium DAF, Kenworth and Peterbilt products. The company’s excellent AA- credit rating allows PACCAR’s finance and leasing companies to offer competitive financing for its customers.”

“As a growing part of the PFS group of companies, PACCAR Leasing (PacLease) is generating excellent results as the primary leasing company in the markets which specify Kenworth and Peterbilt products,” added Bob Southern, PacLease president. “The PacLease network has grown to 247 franchised and company-owned locations in Canada, the United States and Mexico.”

PACCAR is a $14 billion global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss first quarter 2006 earnings on April 25, 2006, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through May 2, 2006. PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

The new Kenworth T660 is the latest evolution of Kenworth’s aerodynamic product line.

PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions*)

Three Months Ended March 31	2006	2005
Truck and Other:
Net sales and revenues	$3,639.2	$3,154.6

Cost of sales and revenues	3,098.9	2,689.7
Selling, general and administrative	109.6	107.1
Interest and other, net	.4	.8
Truck and Other Income Before Income Taxes	430.3	357.0

Financial Services:

Revenues	212.5	171.4
Interest and other	127.9	96.3
Selling, general and administrative	23.2	21.5
Provision for losses on receivables	6.6	6.3

Financial Services Income Before Income Taxes	54.8	47.3
Investment Income	15.6	11.8
Total Income Before Income Taxes	500.7	416.1
Income Taxes (a)	158.7	142.1
Net Income	$342.0	$274.0

Net Income Per Share:
Basic	$2.03	$1.57
Diluted	$2.02	$1.56

Weighted Average Shares Outstanding:
Basic	168.2	174.0
Diluted	169.1	175.1
Dividends declared per share	$.25	$.20

 * Except per share amounts.

(a)       Income taxes for the three months ended March 31, 2006 were reduced $6.0 for a tax settlement. Excluding this settlement, the effective tax rate for the quarter was 32.9%.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31 2006	December 31 2005
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,085.3	$2,215.8
Trade and other receivables, net	827.4	582.2
Inventories	502.5	495.5
Property, plant and equipment, net	1,162.1	1,143.0
Equipment on operating leases, taxes and other	944.7	923.0
Financial Services Assets	8,620.4	8,355.9
	$14,142.4	$13,715.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,945.2	$2,589.3
Dividend payable		338.7
Term debt	28.9	28.8
Financial Services Liabilities	7,092.6	6,857.5
STOCKHOLDERS’ EQUITY	4,075.7	3,901.1
	$14,142.4	$13,715.4
Common Shares Outstanding	166.7	168.9

GEOGRAPHIC REVENUE DATA

Three Months Ended March 31	2006	2005
United States	$1,974.6	$1,641.6
Europe	1,115.2	1,038.5
Other	761.9	645.9
	$3,851.7	$3,326.0

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Three Months Ended March 31	2006	2005
OPERATING ACTIVITIES:
Net income	$342.0	$274.0
Depreciation and amortization:
Property, plant and equipment	37.0	33.0
Equipment on operating leases and other	63.2	58.5
Net change in wholesale receivables on new trucks	(34.5)	(138.5)
Net change in sales-type finance leases and dealer direct loans on new trucks	13.9	16.4
All other operating activities	57.8	(59.3)
Net Cash Provided by Operating Activities	479.4	184.1

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(43.4)	(56.9)
Acquisition of equipment for operating leases	(118.0)	(92.9)
Net change in financial services receivables	(120.7)	(162.4)
Net change in marketable securities	(173.4)	153.2
All other investing activities	38.8	22.0
Net Cash Used in Investing Activities	(416.7)	(137.0)

FINANCING ACTIVITIES:
Cash dividends paid	(380.8)	(382.6)
Purchase of treasury stock	(185.8)	(26.9)
Stock option transactions	14.3	13.9
Net change in financial services debt	167.2	207.6
Net Cash Used in Financing Activities	(385.1)	(188.0)
Effect of exchange rate changes on cash	13.7	(44.4)
Net Decrease in Cash and Cash Equivalents	(308.7)	(185.3)
Cash and cash equivalents at beginning of period	1,698.9	1,614.7
Cash and cash equivalents at end of period	$1,390.2	$1,429.4

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